Update: Hillshire Brands
Pinnacle Foods Inc. today announced that it has exercised its right to terminate its merger agreement with The Hillshire Brands Company. Below is a link to the Pinnacle news release as well the Tyson Foods’ statement about the announcement.

Pinnacle News Release
Pinnacle Foods Announces Termination of Merger Agreement with Hillshire Brands

Tyson Foods Statement
We have seen the Pinnacle Foods announcement and understand the board of directors of Hillshire Brands will now consider our previously announced offer. However, we have no additional comment at this point.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The tender offer (the “Offer”) has not yet commenced. Accordingly, this communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any shares of the common stock of The Hillshire Brands Company (“Hillshire”) or any other securities. On the commencement date of any Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related materials, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Tyson Foods, Inc. (“Tyson”) and HMB Holdings, Inc., a wholly owned subsidiary of Tyson, and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Hillshire. The offer to purchase shares of Hillshire common stock will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed with the SEC by Tyson as part of its Schedule TO. Investors and security holders are urged to read both the tender offer statement and the solicitation/recommendation statement regarding the Offer, as they may be amended from time to time, when they become available, because they will contain important information about the Offer, including its terms and conditions, and should be read carefully before any decision is made with respect to the Offer. Investors and security holders may obtain free copies of these statements (when available) and other materials filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing requests for such materials to the information agent for the Offer, which will be named in the tender offer statement.